Exhibit 8.1
List of Subsidiaries
Subsidiary	Country of Incorporation
Eleni Shipping Ltd.	Liberia
Joanna Maritime Ltd.	Liberia
Gregos Shipping Ltd.	Liberia
Diamantis Shipowners Ltd.	Liberia
Hydra Shipowners Ltd.	Liberia
Spetses Shipowners Ltd.	Liberia
Kea Shipowners Ltd.	Liberia
Manolis Shipping Ltd.	Marshall Islands
Noumea Shipping Ltd.	Marshall Islands
Johnathan John Shipping Ltd.	Marshall Islands
Athens Shipping Ltd.	Marshall Islands
Corfu Navigation Ltd.	Marshall Islands
Oinousses Navigation Ltd.	Marshall Islands
Bridge Shipping Ltd.	Marshall Islands
Antwerp Shipping Ltd.	Marshall Islands
Keelung Shipping Ltd.	Marshall Islands
Oakland Shipping Ltd.	Marshall Islands
Busan Shipping Ltd.	Marshall Islands
Allendale Investment S.A.	Panama
Alterwall Business Inc.	Panama